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                                                                Exhibit 9

April 25, 2000

GE Life and Annuity Assurance Company
6610 West Broad Street
Richmond, VA  23230

Gentlemen:

With reference to Post-Effective Amendment No. 2 to Form N-4 (File Number 333-62695) filed by GE Life and Annuity Assurance Company and GE Life & Annuity Separate Account 4 with the Securities and Exchange Commission covering flexible premium variable deferred annuity policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. GE Life and Annuity Assurance Company is duly organized and validly existing under the laws of the Commonwealth of Virginia and has been duly authorized to issue individual flexible premium variable deferred annuity policies by the Bureau of Insurance of the State Corporation Commission of the Commonwealth of Virginia.

2.   GE Life & Annuity  Separate  Account 4 is a duly  authorized  and  existing
     separate  account  established   pursuant  to  the  provisions  of  Section
     38.2-3113 of the Code of Virginia.

   3.The flexible premium variable deferred annuity policies, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of GE Life and Annuity Assurance Company.

I hereby consent to the use of this letter, or copy thereof, as an exhibit to Post Effective Amendment No. 2 to the Registration Statement on Form N-4 (File Number 333-62695) and the reference to me under the caption "Legal Matters" in the Statement of Additional Information contained in said Post-Effective Amendment.

Sincerely,

/s/PATRICIA L. DYSART

Patricia L. Dysart
Assistant Vice President and
    Associate General Counsel
    Law Department